                                                                      EXHIBIT 12


                             A.H. BELO CORPORATION
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                                                                Three months ended
                                                  Year Ended December 31,                            March 31,
                                         -----------------------------------------   --------   -------------------
                                           1995       1996       1997       1998       1999       1999       2000
                                         --------   --------   --------   --------   --------   --------   --------
Earnings:
       Earnings before income taxes
             and the cumulative effect
             of accounting charges       $111,014   $144,040   $154,122   $130,460   $276,453   $ 23,888   $ 28,406
       Add:  Total fixed charges           32,089     29,009     94,069    112,082    116,032     27,959     32,778
       Less:  Interest capitalized            957        255        510      1,680      2,552        755        710
                                         --------   --------   --------   --------   --------   --------   --------
                  Adjusted earnings      $142,146   $172,794   $247,681   $240,862   $389,933   $ 51,092   $ 60,474
                                         ========   ========   ========   ========   ========   ========   ========

Fixed Charges:
       Interest                          $ 30,944   $ 27,898   $ 91,288   $109,318   $113,160   $ 27,325   $ 32,190
       Portion of rental expense
             representative of the
             interest factor (1)            1,145      1,111      2,781      2,764      2,872        634        588
                                         --------   --------   --------   --------   --------   --------   --------
                  Total fixed charges    $ 32,089   $ 29,009   $ 94,069   $112,082   $116,032   $ 27,959   $ 32,778
                                         ========   ========   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges           4.43 x     5.96 x     2.63 x     2.15 x     3.36 x     1.83 x     1.84 x
                                         ========   ========   ========   ========   ========   ========   ========


----------------------------

(1) For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.